Exhibit 99.1

[North Bay Bancorp Logo]

Contact:       Terry L. Robinson, President & CEO

               trobinson@northbaybancorp.com
               707-252-5024


[THE GEREGHINO GROUP LOGO]
corporate investor relations

5333 15TH AVENUE SOUTH, SUITE 1500
SEATTLE, WA 98108
206.762.0993

         North Bay Bancorp's 2004 Profits Increase 16% to $5.1 Million,
             Loan Portfolio Grows 23% and Core Deposits Increase 22%

Napa, CA -February 14, 2005 - North Bay Bancorp (Nasdaq: NBAN), parent of The Vintage Bank and its Solano Bank Division, today reported 2004 profits grew 16%. Strong loan demand, excellent deposit growth, a stable interest margin and improving productivity contributed to higher profitability. In 2004, loans grew 23%, core deposits increased 22%, net interest margin was virtually unchanged, return on equity increased 64 basis points and the efficiency ratio improved by 217 basis points from a year ago. Net income increased to $5.1 million, or $1.29 per diluted share, in 2004 compared to $4.4 million, or $1.14 per diluted share in 2003. Fourth quarter profits increased 21% to $1.6 million, or $0.39 per diluted share, compared to $1.3 million, or $0.33 per diluted share in the fourth quarter of 2003. All per share results reflect the 3-for-2 stock split in December 2004 and the 5% dividend payable on March 31, 2005.

"In many ways, 2004 was a remarkable year for North Bay Bancorp. We produced our fourth consecutive year of record earnings and our 19 out of 20 years of increased earnings. We also launched a number of initiatives during 2004 to consolidate and streamline our operations, including merging our subsidiary banks into one legal entity," said Terry Robinson, President and CEO. "We have invested heavily to build a solid franchise with sufficient locations and infrastructure to fully serve our markets. We are now focusing on improving our efficiency and profitability throughout 2005; our goal is to end the year with financial returns that exceed our peers on a going-forward basis".

2004 Financial Review and Operating Highlights (ended 12/31/04 compared to 12/31/03)

     o   Net income increased 16% to $5.1 million.
     o   Pre-tax income rose 23% to $8.1 million.
     o   Earnings per diluted share increased 13% to $1.29.
     o   Revenues increased 20% to $27.0 million.
     o Productivity improved with the efficiency ratio dropping 217 basis points to 66.93%.
     o   Deposits grew 19% to $484 million.
     o   Net loans grew 23% to $374 million.
     o Asset quality remained exemplary with six consecutive years of no nonperforming assets at year- end.

                                Operating Results

Total revenues, (net interest income before the provision for loan losses and non-interest income, excluding securities gains) increased 20% to $27.0 million in 2004 from $22.5 million in 2003. In the fourth quarter of 2004, revenues increased 20% to $7.3 million from $6.1 million in the fourth quarter of 2003. Net interest margin was stable in 2004 at 5.00%, compared to 4.99% in 2003. In the fourth quarter net interest margin was 5.03% compared to 5.14% in the fourth quarter of 2003.

Net interest income increased 20% to $23.0 million in 2004, with interest income rising 20% and interest expense increasing 18%. In the fourth quarter of 2004, net interest income rose 23%, with interest income up 27% and interest expense rising 55%. "Growth in the loan portfolio plus income from the conservative leverage strategy implemented in the second quarter drove the strong increase in net interest income. Increased income from the additional securities purchased in the leverage transaction more than offset the additional interest expense," said Lee-Ann Cimino, Chief Financial Officer.

The provision for loan losses rose to $620,000 in 2004 from $238,000 in 2003, reflecting the double-digit growth in the loan portfolio. Net interest income after the provision for loan losses increased 18% to $22.4 million compared to $19.0 million in the previous year, and grew 24% to $6.3 million in the fourth quarter from $5.1 million in the fourth quarter of 2003.

Non-interest income benefited from higher fee income for checking services, which more than offset lower gains from sale of investments and reduced income from bank owned life insurance. In 2004, non-interest income increased 9% to $4.2 million from $3.8 million in 2003. In the fourth quarter, non interest income grew 5% to $969,000 from $925,000 in the fourth quarter a year ago.

Operating (non-interest) expense in 2004 increased 14% to $18.5 million from $16.3 million in 2003, reflecting costs associated with opening a new branch and higher legal and consulting fees associated with consolidation of the bank charters and compliance with Sarbanes-Oxley Act. Operating expenses in the fourth quarter increased 26% to $4.7 million from $3.7 million in the fourth quarter a year ago, but were consistent with third quarter 2004's operating expenses. "Most of the higher legal and consulting fees fell into the fourth quarter this year while salaries and benefits in the fourth quarter of last year were lower than normal because the accrual for management bonuses was adjusted downward," Robinson noted. The tax equivalent efficiency ratio improved to 66.93% compared to 69.10% in 2003. The fourth quarter efficiency ratio was 63.21% compared to 59.82% in the fourth quarter of 2003. The ratio in 2003 was abnormally low primarily due to a reduction in incentive accruals reflected during the year's fourth quarter. The efficiency ratio measures operating expenses as a percent of revenues.

Pre-tax income rose 23% in 2004 to $8.1 million from $6.6 million in 2003. Pre-tax Income increased 12% in the fourth quarter of 2004 to $2.6 million from $2.3 million in the fourth quarter of 2003.

Income taxes increased in 2004 reflecting higher earnings. The tax provision increased 38% to $3.0 million, or 37% of pre-tax income in 2004, compared to $2.2 million, or 33% of pre-tax income in 2003. The lower tax rate in 2003 was primarily due to a non-recurring tax accrual adjustment.

Profitability in 2004 continued to improve driven by strong growth in loans, deposits and earnings. Return on average equity improved to 14.42% in the fourth quarter, up 116 basis points from the year ago quarter, and grew 64 basis points for the year to 12.34%. Return on average assets was 1.09% in the fourth quarter and 0.97% for the year, compared to 1.12% and 1.00% in the respective periods of 2003. "With the charter consolidation and the fulfillment of our branch expansion plans this year, we anticipate profitability will accelerate in the coming years," commented Robinson.

       Balance Sheet (at December 31, 2004 compared to December 31, 2003)

Total assets increased 22% to $562 million compared to $459 million a year ago. Deposits grew 19% during the year to $484 million, with growth in both average balances and the number of new checking accounts. Loans, net of the allowance for loan losses, grew 23% to $374 million, up from $303 million. In addition to a 46% increase in commercial and industrial loans, commercial loans secured by real estate grew 26% fueled by strength in the sales of owner-occupied commercial and industrial buildings, particularly commercial condominiums. Consumer loans grew 26% to $36 million assisted by the new automated program implemented to better serve individuals. Construction loans dropped 22% to $28 million due to some large projects reaching completion and a general slow-down in construction activity. Book value per share was $12.12 compared to $11.50 a year ago.

Asset quality remains excellent with no nonperforming loans at year-end. The allowance for loan and lease losses was $4.1 million, or 1.09% of loans outstanding, compared to $3.5 million or 1.14% of loans outstanding a year ago. Strong loan growth and excellent credit quality contributed to the drop in the ratio of allowance for loan losses to total loans. Net charge-offs were $8,000, which included $16,000 in recoveries in the fourth quarter compared to $4,000 of net charge-offs in 2003, including $3,000 in net recoveries during the fourth quarter of 2003.

                             ABOUT NORTH BAY BANCORP


North Bay Bancorp is the holding company for The Vintage Bank in Napa County and Solano Bank, a Division of The Vintage Bank, in Solano County. This full-service commercial bank offers a wide selection of deposit, loan and investment services to local consumers and small business customers. The Vintage Bank opened in 1985 and now operates six banking offices in Napa County, Northern California's number one tourist destination and the nation's premier wine producing region. The main office and two branch offices are located in the City of Napa. Vintage also has branches in the City of St. Helena, American Canyon and the Southern industrial area of Napa County as well as an off-site ATM facility in Yountville. Solano Bank, now a Division of The Vintage Bank, launched in July 2000, has offices in the primary cities along the I-80 corridor of Solano County, including Vacaville, Fairfield, Vallejo and Benicia and an off-site ATM facility in downtown Fairfield. The North Bay region is projected to be the fastest growing county in Northern California through year 2020, and is attracting businesses and residents with a quality lifestyle, affordable housing and business-friendly attitudes.


This news release contains forward-looking statements with respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries. All financial results are unaudited and therefore subject to change. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and its Solano Bank Division. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:
(1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment on interest margins;
(3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; (5) finalization of the year-end audit results and
(6) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.


NORTH BAY BANCORP

CONSOLIDATED INCOME STATEMENT                             3-Month Period Ended:                   12-Month Period Ended:
(in $000's, unaudited)                               12/31/2004  12/31/2003  % Change       12/31/2004  12/31/2003    % Change
----------------------                               ----------  ----------  --------       ----------  ----------    --------
Interest Income                                        $  7,405    $  5,842     26.8%         $ 26,585    $ 22,251       19.5%
Interest Expense                                          1,035         667     55.2%            3,543       2,995       18.3%
                                                       --------    --------                   --------    --------
     Net Interest Income                                  6,370       5,175     23.1%           23,042      19,256       19.7%
Provision for Loan & Lease Losses                            80         103    -22.3%              620         238      160.5%
                                                       --------    --------                   --------    --------
    Net Interest Income after Loan Loss Provision         6,290       5,072     24.0%           22,422      19,018       17.9%
Service Charges                                             565         577     -2.1%            2,249       1,645       36.7%
Loan Sale & Servicing Income                                 10          47    -78.7%               45         232      -80.6%
Bank Owned Life Insurance Income                             77          64     20.3%              357         338        5.6%
Other Non-Interest Income                                   317         237     33.8%            1,285         995       29.1%
Gain on Investments                                          -           -       NM                262         637      -58.9%
                                                       --------    --------                   --------    --------
    Total Non-Interest Income                               969         925      4.8%            4,198       3,847        9.1%
Salaries & Benefits                                       2,360       1,899     24.3%            9,993       8,795       13.6%
Occupancy Expense                                           407         358     13.7%            1,487       1,289       15.4%
Equipment Expense                                           509         496      2.6%            2,018       1,703       18.5%
Other Non-Interest Expenses                               1,425         969     47.1%            5,038       4,528       11.3%
                                                       --------    --------                   --------    --------
    Total Non-Interest Expenses                           4,701       3,722     26.3%           18,536      16,315       13.6%
    Income Before Taxes                                   2,558       2,275     12.4%            8,084       6,550       23.4%
Provision for Income Taxes                                  986         975      1.1%            3,020       2,179       38.6%
                                                       --------    --------                     ------      ------
     Net Income                                        $  1,572    $  1,300     20.9%         $  5,064    $  4,371       15.9%
                                                       ========    ========                   ========    ========

TAX DATA
Tax-Exempt Muni Income                                 $    113    $    173    -34.7%         $    522    $    647      -19.3%
Tax-Exempt BOLI Income                                 $     77    $     64     20.3%         $    357    $    338        5.6%
Interest Income - Fully Tax Equivalent                 $  7,441    $  5,899     26.1%         $ 26,754    $ 22,484       19.0%
                                                       --------    --------                   --------    --------
NET CHARGE-OFFS (RECOVERIES)                           $    (16)   $     (3)     NM           $      8    $      4        NM



PER SHARE DATA                                             3-Month Period Ended:                   12-Month Period Ended:
(unaudited)                                          12/31/2004  12/31/2003  % Change       12/31/2004  12/31/2003    % Change
-----------                                          ----------  ----------  --------       ----------  ----------    --------


Basic Earnings per Share                             $     0.41  $     0.34     20.6%       $     1.33  $     1.16       14.7%
Diluted Earnings per Share                           $     0.39  $     0.33     18.2%       $     1.29  $     1.14       13.2%
Common Dividends                                     $     0.00  $     0.00       NM        $     0.13  $     0.13        0.0%
Wtd. Avg. Shares Outstanding                          3,821,986   3,779,887                  3,820,386   3,751,796
Wtd. Avg. Diluted Shares                              3,984,105   3,889,029                  3,920,160   3,842,376
Book Value per Share (EOP)                           $    12.12  $    11.50      5.4%          $ 12.12  $    11.50        5.4%
Common Shares Outstanding (EOP)                       3,641,289   3,428,469                  3,641,289   3,428,469


 KEY FINANCIAL RATIOS                                 3-Month Period Ended:                 12-Month Period Ended:
(unaudited)                                          12/31/2004  12/31/2003                 12/31/2004  12/31/2003
-----------                                          ----------  ----------                 ----------  ----------

Return on Average Equity                                 14.42%      13.26%                     12.34%      11.70%
Return on Average Assets                                  1.09%       1.12%                      0.97%       1.00%
Net Interest Margin (Tax-Equivalent)                      5.03%       5.14%                      5.00%       4.99%
Efficiency Ratio (Tax-Equivalent)                        63.21%      59.82%                     66.93%      69.10%


AVERAGE BALANCES                                          3-Month Period Ended:                  12-Month Period Ended:
(in $000's, unaudited)                               12/31/2004  12/31/2003  % Change       12/31/2004  12/31/2003    % Change
----------------------                               ----------  ----------  --------       ----------  ----------    --------

Average Assets                                        $ 575,261   $ 460,089     25.0%        $ 523,328   $ 438,924       19.2%
Average Earning Assets                                $ 509,118   $ 409,068     24.5%        $ 464,399   $ 390,829       18.8%
Average Gross Loans & Leases                          $ 383,907   $ 300,654     27.7%        $ 352,863   $ 277,220       27.3%
Average Deposits                                      $ 498,426   $ 406,944     22.5%        $ 454,603   $ 386,942       17.5%
Average Equity                                        $  43,378   $  38,899     11.5%        $  41,053   $  37,356        9.9%

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

STATEMENT OF CONDITION                                                      End of Period:
                                                          --------------------------------------------------
(in $000's, unaudited)                                     12/31/2004            12/31/2003       Annual Chg
ASSETS

Cash and Due from Banks                                   $   27,342            $   28,756           -4.9%
Securities and Fed Funds Sold                                132,348               101,301           30.6%
                                                          ----------            ----------
Commercial & Industrial                                       67,172                46,066           45.8%
Commercial Secured by Real Estate                            241,361               191,408           26.1%
Real Estate                                                    6,613                 6,157            7.4%
Construction                                                  27,762                35,417          -21.6%
Consumer                                                     36,343                28,863            25.9%
                                                          ----------            ----------
    Gross Loans & Leases                                     379,251               307,911           23.2%
Deferred Loan Fees                                            (1,485)               (1,248)          19.0%
                                                          ----------            ----------
    Loans & Leases Net of Deferred Fees                      377,766               306,663           23.2%
Allowance for Loan & Lease Losses                             (4,136)               (3,524)          17.4%
                                                          ----------            ----------
    Net Loans & Leases                                       373,630               303,139           23.3%
Loans Held-for-Sale                                            4,604                 3,095           48.8%
Investment in Subsidiary                                         310                     -             NM
Bank Premises & Equipment                                     10,336                10,909           -5.3%
Other Assets                                                  13,493                12,282            9.9%
                                                          ----------            ----------
     Total Assets                                         $  562,063            $  459,482           22.3%
                                                          ==========            ==========

LIABILITIES & CAPITAL
Demand Deposits                                           $  127,250            $  103,401           23.1%
NOW / Savings Deposits                                       151,053               132,570           13.9%
Money Market Deposits                                        128,884                98,074           31.4%
Time Certificates of Deposit                                  77,306                72,400            6.8%
                                                          ----------            ----------
    Total Deposits                                           484,493               406,445           19.2%

Long Term Borrowings                                          19,000                     -             NM
Trust Preferred Securities                                    10,310                10,000            3.1%
                                                          ----------            ----------
    Total Deposits & Interest Bearing Liab.                  513,803               416,445           23.4%

Other Liabilities                                              4,126                 3,596           14.7%
Total Capital                                                 44,134                39,441           11.9%
                                                          ----------            ----------
    Total Liabilities & Capital                           $  562,063            $  459,482           22.3%
                                                          ==========            ==========



CREDIT QUALITY DATA                                                End of Period:
(in $000's, unaudited)                                   12/31/2004            12/31/2003
----------------------                                   ----------            ----------

Non-Accruing Loans                                        $       -             $       -
Over 90 Days PD and Still Accruing                                0                     0
Other Real Estate Owned                                           0                     0
                                                          ----------            ----------
    Total Non-Performing Assets                           $       -             $       -
                                                          ----------            ----------

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

Non-Performing Loans to Total Loans                            0.00%                 0.00%
Non-Performing Assets to Total Assets                          0.00%                 0.00%
Allowance for Loan Losses to Loans                             1.09%                 1.14%


OTHER PERIOD-END STATISTICS                                       End of Period:
(unaudited)                                              12/31/2004            12/31/2003
-----------                                              ----------            ----------

Shareholders' Equity / Total Assets                             7.9%                  8.6%
Loans / Deposits                                               78.3%                 75.8%
Non-Interest Bearing Deposits / Total Deposits                 26.3%                 25.4%